Exhibit 99.1

Assisted Living Concepts, Inc. Announces Share Buyback Program

MILWAUKEE, WISCONSIN (December 14, 2006) - Assisted Living Concepts, Inc. (NYSE:ALC) announced today that its Board of Directors authorized a share buyback program that enables ALC to repurchase up to $20 million of it’s Class A common stock over the next twelve-month period. ALC may repurchase its shares in the open market or in privately negotiated transactions from time to time in accordance with appropriate SEC guidelines and regulations and subject to market conditions, applicable legal requirements, and other factors.

Laurie Bebo, Chief Executive Officer of ALC, said, “As a newly listed company, we have determined that a stock repurchase program is an effective way to both enhance shareholder value and demonstrate our confidence in the long-term value of ALC.”

ALC expects to obtain the funds necessary to conduct its repurchase program through a combination of cash on hand and existing bank facilities. Currently, ALC has approximately 57.5 million Class A shares outstanding.

About Us

Assisted Living Concepts, Inc. of Milwaukee, Wisconsin, was spun off from Extendicare Inc., on November 10, 2006 and is an operator of assisted living residences in the United States. ALC and its subsidiaries operate 207 assisted living residences in 17 states with capacity for over 8,300 residents. ALC’s assisted living residences typically consist of 35 to 50 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,500 people.

Forward-looking Statements

Statements contained in this release other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Forward-looking statements in this release include statements about future purchases by ALC of its common stock, the timing and form of those purchases, and the impact on ALC of its planned repurchase program. Additional risks and uncertainties are identified in ALC’s filings with the SEC and include, but are not limited to, the following: changes in the health care industry in general and the long-term care industry in particular because of political and economic influences; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. ALC assumes no obligation to update any forward-looking statement.

For further information, contact:

Assisted Living Concepts, Inc.

John Buono

Sr. Vice President and Chief Financial Officer

Phone: (414) 908-8160

Fax: (414) 908-8212

Email: jbuono@alcco.com

Visit ALC’s Website @ www.alcco.com